Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2015 RESULTS

DALLAS – (BUSINESS WIRE) – August 4, 2015 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the second quarter of 2015. Company highlights for the second quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude four communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below)

•	Revenue in the second quarter of 2015, including all communities, was $101.6 million, an $8.2 million, or 8.7%, increase from the second quarter of 2014.

•	Occupancy for the Company’s consolidated communities was 88.0% in the second quarter of 2015, an increase of 70 basis points from the second quarter of 2014 and 70 basis points from the first quarter of 2015. Same-community occupancy was 87.8% for the second quarter of 2015, a 40 basis point increase from the second quarter of 2014 and a 60 basis point increase from the first quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the second quarter of 2015 was $3,364, an increase of $207 per occupied unit, or 6.6%, as compared to the second quarter of 2014, and a 210 basis point improvement from the first quarter of 2015. Same-community average monthly rent was $3,327, an increase of $81 per occupied unit, or 2.5%, from the second quarter of 2014, and a 120 basis point improvement from the first quarter of 2015.

•	Adjusted EBITDAR was $35.7 million in the second quarter of 2015, an 11.0% increase from the second quarter of 2014. The four communities undergoing repositioning, lease-up or significant renovation and conversion generated an additional $0.9 million of EBITDAR. The Company’s Adjusted EBITDAR margin was 36.8% for the second quarter of 2015, a record-high second quarter margin for the Company and an increase of 120 basis points versus the second quarter of the prior year.

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•	Adjusted Cash From Facility Operations (“CFFO”) was $11.7 million, or $0.41 per share, in the second quarter of 2015, a 22.3% increase versus the second quarter of the prior year. Beginning in 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item. On a comparable basis, Adjusted CFFO was $9.6 million, or $0.34 per share in the second quarter of 2014.

•	The Company’s Net Loss for the second quarter of 2015, including all communities, was $5.2 million, or $0.18 per share, due mostly to non-cash amortization of resident leases of $4.1 million associated with communities acquired by the Company in the previous 12 months. Adjusted Net Income was $0.2 million, or $0.01 per share, for the second quarter of 2015.

•	The Company completed the acquisition of three communities during the second quarter of 2015 for a combined purchase price of approximately $26.9 million. These communities are expected to generate incremental annual CFFO of approximately $0.05 per share.

•	The Company announced today that it closed on the acquisition of an additional community in late July for a purchase price of approximately $13.3 million. This community is expected to generate incremental annual CFFO of approximately $0.02 per share.

“We are successfully executing on our strategic plan which resulted in significant growth during the second quarter in all of our key metrics, including revenue, occupancy, average monthly rent, NOI, Adjusted EBITDAR and Adjusted CFFO as compared to the prior year,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our same-community NOI grew 4.7%, our Adjusted CFFO increased 22.3% and we reported a record-high second quarter Adjusted EBITDAR margin of 36.8%. We were particularly pleased with the second quarter growth in our same-community occupancy, which increased 60 basis points from the first quarter of 2015 and 40 basis points from the second quarter of 2014. We continue to see limited new supply and construction in our local markets. Also, our conversions of independent living units to assisted living and memory care units continue to show timely progress.

“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We have closed on six such communities so far this year, and we continue to pursue additional opportunities.

“We believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply in our local markets, a strong housing market and an improving economy.”

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Recent Investment Activity

•	In the second quarter of 2015, the Company completed acquisitions of three senior living communities for a combined purchase price of $26.9 million. These communities expand the Company’s operations in Wisconsin and New York, and are comprised of 203 units offering independent living, assisted living and memory care services.

Combined highlights of the transactions include:

•	Increases annual Adjusted CFFO by approximately $1.3 million, or $0.05 per share.

•	Adds approximately $0.7 million to earnings, or $0.03 per share.

•	Increases annual revenue by approximately $8.1 million.

•	Average monthly rents for the communities are approximately $3,450.

The communities were financed with an aggregate of approximately $20.3 million of non-recourse 10-year mortgage debt at an average fixed interest rate of 4.68%.

•	In July 2015, the Company completed the acquisition of a senior living community for a purchase price of approximately $13.3 million. This community expands the Company’s operations in Ohio, and is comprised of 68 units offering independent living and assisted living services.

Highlights of the transaction include:

•	Increases annual Adjusted CFFO by approximately $0.5 million, or $0.02 per share.

•	Adds approximately $0.2 million to earnings, or $0.01 per share.

•	Increases annual revenue by approximately $2.5 million.

•	Average monthly rents for the communities are approximately $3,350.

The community was financed with approximately $9.9 million of non-recourse 10-year mortgage debt at an average fixed rate of 4.25%.

•	The Company expects to close on the sale of its only community in Kansas in August for approximately $14.8 million. The transaction will be structured as a like-kind exchange with the net proceeds accretively reinvested in another community the Company expects to purchase in August.

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•	Subject to completion of due diligence and customary closing conditions, acquisitions of three communities totaling approximately $74.5 million are expected to close by the end of September 2015, which will bring the Company’s total acquisitions in 2015 to $163.4 million. The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations.

Financial Results—Second Quarter

For the second quarter of 2015, the Company reported revenue of $101.6 million, compared to revenue of $93.4 million in the second quarter of 2014, an increase of 8.7%. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $10.0 million, or 10.9%, mostly due to the acquisition of 12 communities during or after the second quarter of 2014. As expected, community reimbursement revenue and affiliated management revenue decreased approximately $1.8 million in the second quarter of 2015 as compared to the second quarter of 2014. The acquisition of three Ohio communities in which the Company previously held a 10% interest as a joint venture on June 30, 2014, resulted in the elimination of these two revenue items as well as community reimbursement expense.

Operating expenses for the second quarter of 2015 were $60.7 million, an increase of $5.1 million from the second quarter of 2014, primarily due to the acquisition of 12 communities during or after the second quarter of 2014.

General and administrative expenses for the second quarter of 2015 were $5.7 million, which includes $0.8 million of transaction and other one-time costs. Excluding transaction and other one-time costs, general and administrative expenses increased $0.9 million in the second quarter of 2015 as compared to the second quarter of 2014. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 4.8% in the second quarter of 2015 as compared to 4.2% in the second quarter of 2014.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below). Also, as previously noted, beginning in 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item.

Adjusted EBITDAR for the second quarter of 2015 was approximately $35.7 million, an increase of $3.5 million, or 11.0%, from the second quarter of 2014. This does not include EBITDAR of $0.9 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the second quarter of 2015 was 36.8%, which is a record-high second quarter margin for the Company and an increase of 120 basis points from the second quarter 2014 margin of 35.6%.

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The Company recorded a net loss of $5.2 million in the second quarter. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net income was $0.2 million, or $0.01 per share, in the second quarter of 2015. Adjusted CFFO was $11.7 million, or $0.41 per share, in the second quarter of 2015, a 22.3% increase from the second quarter of the prior year. On a comparable basis, Adjusted CFFO was $9.6 million, or $0.34 per share, in the second quarter of 2014.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the second quarter of 2015 increased 2.1% versus the second quarter of 2014. Same-community expenses decreased 0.2% from the second quarter of the prior year. Labor costs, including benefits, increased 0.6%, while food costs decreased 1.5% and utilities decreased 3.3% in the second quarter of 2015 as compared to the second quarter of the prior year. Same-community net operating income increased 4.7% in the second quarter of 2015 as compared to the second quarter of 2014.

Capital expenditures for the second quarter of 2014 were $8.0 million, representing approximately $6.6 million of investment spending and approximately $1.4 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $495 per unit.

Balance Sheet

The Company ended the quarter with $51.7 million of cash and cash equivalents, including restricted cash, a decrease of $11.7 million since March 31, 2015. During the second quarter of 2015, the Company invested $6.6 million of cash as equity to complete the acquisitions of three communities and spent $8.0 million on capital improvements.

As of June 30, 2015, the Company financed its owned communities with mortgages totaling $679.8 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $20.3 million at June 30, 2015, at variable rates averaging 4.3%. The Company expects to refinance one of the bridge loans that matures during the fourth quarter of 2015 with 10-year fixed-rate debt during the third quarter of 2015. Otherwise, the Company has no mortgage maturities before the second quarter of 2017.

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The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q2 2015 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter 2015 financial results. The call will be held on Tuesday, August 4, 2015, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0653, confirmation code 2595372. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 4, 2015 at 8:00 p.m. Eastern Time, until August 13, 2015 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 2595372. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning August 5, 2015.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable

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prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 119 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,200 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,403	$39,209
Restricted cash	12,251	12,241
Accounts receivable, net	7,453	5,903
Accounts receivable from affiliates	3	5
Federal and state income taxes receivable	310	—
Deferred taxes	—	460
Assets held for sale	—	35,761
Property tax and insurance deposits	10,698	12,198
Prepaid expenses and other	5,418	6,797

Total current assets	75,536	112,574
Property and equipment, net	811,052	747,613
Other assets, net	35,386	37,514

Total assets	$921,974	$897,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,055	$2,540
Accounts payable to affiliates	—	7
Accrued expenses	29,934	32,154
Notes payable of assets held for sale	—	15,076
Current portion of notes payable	23,022	33,664
Current portion of deferred income and resident revenue	13,844	14,603
Current portion of capital lease and financing obligations	1,074	1,054
Federal and state income taxes payable	—	219
Customer deposits	1,451	1,499

Total current liabilities	71,380	100,816
Deferred income	14,996	15,949
Capital lease and financing obligations, net of current portion	39,563	40,016
Deferred taxes	—	460
Other long-term liabilities	1,359	1,426
Notes payable, net of current portion	660,172	597,860
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,502 and 29,097 in 2015 and 2014, respectively	299	294
Additional paid-in capital	155,599	151,069
Retained deficit	(20,460)	(9,255)
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	134,504	141,174

Total liabilities and shareholders’ equity	$921,974	$897,701

See accompanying notes to unaudited consolidated financial statements.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Resident and healthcare revenue	$101,588	$91,600	$200,228	$181,774
Affiliated management services revenue	—	207	—	415
Community reimbursement revenue	—	1,618	—	3,093

Total revenues	101,588	93,425	200,228	185,282
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	60,707	55,585	120,838	111,276
General and administrative expenses	5,718	4,651	10,731	9,622
Facility lease expense	15,298	14,889	30,554	29,683
Stock-based compensation expense	2,717	2,717	4,444	4,077
Depreciation and amortization	13,468	10,816	26,263	21,767
Community reimbursement expense	—	1,618	—	3,093

Total expenses	97,908	90,276	192,830	179,518

Income from operations	3,680	3,149	7,398	5,764
Other income (expense):
Interest income	11	16	24	28
Interest expense	(8,673)	(7,393)	(17,028)	(14,530)
Write-off of deferred loan costs and prepayment premiums	—	(6,979)	(871)	(6,979)
Joint venture equity investment valuation gain	—	1,519	—	1,519
Loss on disposition of assets, net	(65)	(14)	(171)	(10)
Equity in earnings of unconsolidated joint ventures, net	—	64	—	105
Other income	—	9	1	17

Loss before provision for income taxes	(5,047)	(9,629)	(10,647)	(14,086)
Provision for income taxes	(119)	(190)	(558)	(380)

Net loss	$(5,166)	$(9,819)	$(11,205)	$(14,466)

Per share data:
Basic net loss per share	$(0.18)	$(0.34)	$(0.38)	$(0.50)

Diluted net loss per share	$(0.18)	$(0.34)	$(0.38)	$(0.50)

Weighted average shares outstanding — basic	28,705	28,298	28,636	28,222

Weighted average shares outstanding — diluted	28,705	28,298	28,636	28,222

Comprehensive loss	$(5,166)	$(9,819)	$(11,205)	$(14,466)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net loss	$(11,205)	$(14,466)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,263	21,767
Amortization of deferred financing charges	582	646
Amortization of deferred lease costs and lease intangibles	652	615
Deferred income	(131)	(109)
Write-off of deferred loan costs and prepayment premiums	870	6,979
Joint venture equity investment valuation gain	—	(1,519)
Loss on disposition of assets, net	171	10
Equity in earnings of unconsolidated joint ventures	—	(105)
Provision for bad debts	544	372
Stock-based compensation expense	4,444	4,077
Changes in operating assets and liabilities:
Accounts receivable	(2,090)	(1,554)
Accounts receivable from affiliates	2	4
Property tax and insurance deposits	1,500	1,931
Prepaid expenses and other	1,379	2,143
Other assets	208	(46)
Accounts payable	(492)	(2,790)
Accrued expenses	(2,220)	(2,726)
Federal and state income taxes receivable/payable	(529)	(278)
Customer deposits	(48)	136
Deferred resident revenue	(1,581)	153

Net cash provided by operating activities	18,319	15,240
Investing Activities
Capital expenditures	(13,540)	(7,887)
Cash paid for acquisitions	(74,710)	(98,180)
Proceeds from disposition of assets	35,807	4
Proceeds from SHPIII/CSL Transaction	—	2,532
Distributions from unconsolidated joint ventures	—	102

Net cash used in investing activities	(52,443)	(103,429)
Financing Activities
Proceeds from notes payable	102,332	231,122
Repayments of notes payable	(66,315)	(125,917)
Increase in restricted cash	(10)	(12)
Cash payments for capital lease and financing obligations	(433)	(391)
Cash proceeds from the issuance of common stock	42	169
Excess tax benefits on stock option exercised	49	(82)
Deferred financing charges paid	(1,347)	(2,377)

Net cash provided by financing activities	34,318	102,512

Increase in cash and cash equivalents	194	14,323
Cash and cash equivalents at beginning of period	39,209	13,611

Cash and cash equivalents at end of period	$39,403	$27,934

Supplemental Disclosures
Cash paid during the period for:
Interest	$16,112	$13,980

Income taxes	$1,020	$695

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Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q2 15	Q2 14	Q2 15	Q2 14	Q2 15	Q2 14
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	68	63	8,744	8,363	6,608	6,626
Leased	50	50	6,333	6,333	4,907	5,000

Total	118	113	15,077	14,696	11,515	11,626
Independent living			7,090	7,597	5,512	6,191
Assisted living			7,987	7,099	6,003	5,435

Total			15,077	14,696	11,515	11,626
II. Percentage of Operating Portfolio
Consolidated communities
Owned	57.6%	55.8%	58.0%	56.9%	57.4%	57.0%
Leased	42.4%	44.2%	42.0%	43.1%	42.6%	43.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			47.0%	51.7%	47.9%	53.3%
Assisted living			53.0%	48.3%	52.1%	46.7%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results

	Q2 15	Q2 14
I. Owned communities
Number of communities	65	60
Resident capacity	8,135	7,103
Unit capacity	6,159	5,700
Financial occupancy (1)	89.2%	88.4%
Revenue (in millions)	53.1	43.8
Operating expenses (in millions) (2)	29.4	25.0
Operating margin	45%	43%
Average monthly rent	3,221	2,899
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity	4,766	4,839
Financial occupancy (1)	86.5%	85.9%
Revenue (in millions)	44.0	43.3
Operating expenses (in millions) (2)	21.6	21.7
Operating margin	51%	50%
Average monthly rent	3,555	3,469
III. Consolidated communities
Number of communities	114	109
Resident capacity	14,242	13,210
Unit capacity	10,925	10,540
Financial occupancy (1)	88.0%	87.3%
Revenue (in millions)	97.1	87.1
Operating expenses (in millions) (2)	51.0	46.6
Operating margin	47%	46%
Average monthly rent	3,364	3,157
IV. Communities under management
Number of communities	114	109
Resident capacity	14,242	13,861
Unit capacity	10,925	10,968
Financial occupancy (1)	88.0%	87.3%
Revenue (in millions)	97.1	91.2
Operating expenses (in millions) (2)	51.0	48.9
Operating margin	47%	46%
Average monthly rent	3,364	3,177
V. Same communities under management
Number of communities	105	105
Resident capacity	13,239	13,239
Unit capacity	10,341	10,421
Financial occupancy (1)	87.8%	87.4%
Revenue (in millions)	90.6	88.7
Operating expenses (in millions) (2)	47.2	47.3
Operating margin	48%	47%
Average monthly rent	3,327	3,246
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter (3)	4.8%	4.2%
First six months (3)	4.7%	4.5%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	659,485	524,018
Total variable rate mortgage debt	20,272	65,222
Weighted average interest rate	4.64%	4.74%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDAR
Net income from operations	$3,680	$3,149	$7,398	$5,764
Depreciation and amortization expense	13,468	10,816	26,263	21,767
Stock-based compensation expense	2,717	2,717	4,444	4,077
Facility lease expense	15,298	14,889	30,554	29,683
Provision for bad debts	280	134	544	372
Casualty losses	260	101	521	415
Transaction and conversion costs	876	754	1,463	1,241
Communities being repositioned/leased up	(872)	(401)	(1,354)	(401)

Adjusted EBITDAR	$35,707	$32,159	$69,833	$62,918

Adjusted EBITDAR Margin
Adjusted EBITDAR	$35,707	$32,159	$69,833	$62,918
Total revenues	$101,588	$93,425	$200,228	$185,282
Communities being repositioned/leased up	(4,428)	(2,995)	(8,783)	(6,012)

Adjusted revenues	$97,160	$90,430	$191,445	$179,270

Adjusted EBITDAR margin	36.8%	35.6%	36.5%	35.1%

Adjusted net income and net income per share
Net loss	$(5,166)	$(9,819)	$(11,205)	$(14,466)
Casualty losses, net of tax	164	64	328	261
Transaction and conversion costs, net of tax	552	476	922	782
Resident lease amortization, net of tax	2,582	1,991	4,919	4,196
Write-off of deferred loan costs and prepayment premium, net of tax	—	4,397	549	4,397
Joint venture equity investment valuation gain, net of tax	—	(957)	—	(957)
Loss (Gain) on disposition of assets, net of tax	41	9	110	6
Deferred tax asset valuation allowance	1,851	3,703	4,350	5,395
Tax impact of 4 property sale	9	—	291	—
Communities being repositioned/leased up, net of tax	215	153	705	604

Adjusted net income	$248	$17	$969	$218

Adjusted net income per share	$0.01	$0.00	$0.03	$0.01

Diluted shares outstanding	28,707	28,301	28,638	28,228
Adjusted CFFO and Adjusted CFFO per share
Net loss	$(5,166)	$(9,819)	$(11,205)	$(14,466)
Non-cash charges, net	17,068	19,689	33,395	32,733
Recurring capital expenditures	(1,095)	(1,036)	(2,182)	(2,065)
Casualty losses	260	101	521	415
Transaction and conversion costs	876	754	1,463	1,241
Tax impact of 4 property sale	9	—	291	—
Tax impact of Spring Meadows Transaction	(106)	(106)	(212)	(212)
Communities being repositioned/leased up, net of tax	(138)	(10)	152	318

Adjusted CFFO	$11,708	$9,573	$22,223	$17,964

Adjusted CFFO per share	$0.41	$0.34	$0.78	$0.64

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